Exhibit 99.1
PRESS RELEASE

Financial Contact:	Media Contact:
Robert Milligan	Kristen Armstrong
Senior Vice President of Corporate Finance	Executive Assistant to the CEO
Healthcare Trust of America, Inc.	Healthcare Trust of America, Inc.
480.998.3478	480.998.3478
RobertMilligan@htareit.com	KristenArmstrong@htareit.com
Healthcare Trust of America, Inc. Closes on Announced Investments in Boston and Miami
SCOTTSDALE, ARIZONA, June 9, 2014 -- Healthcare Trust of America, Inc. (NYSE: HTA) announced today that it has closed on its previously announced acquisitions in Boston and Miami. The previously announced contract to acquire an asset in Baltimore is anticipated to close within the month. On a combined basis, these acquisitions, including the Baltimore asset post-closing, total $200 million and include approximately 444 thousand square feet of gross leasable area, 88% of which is located directly on health system campuses. Additional information on this acquisition can be found on HTA’s website at www.htareit.com.
“We are pleased to close our investments in Boston and Miami. These assets are located in attractive, high barrier to entry markets on the east coast that feature above average income levels and health insurance coverage,” stated Chairman and CEO Scott D. Peters. “They are well positioned to grow in value over the long term and enable us to expand our asset management and leasing platform in these key markets.”
In Boston, HTA is acquiring a fee simple interest in the Biewend and Tupper buildings which are attached to the Tufts Medical Center located in the downtown area. The Biewend Building is a 155 thousand square foot medical office building (MOB) that houses key hospital clinical outpatient practices. The Tupper Building is a 98 thousand square foot building that houses the hospital’s Molecular Cardiology Research Institute and other entities. Both of these buildings are 100% leased to the Tufts Medical Center (Rated BBB) under a long term lease that runs through 2027 and features annual rent escalators.
In Miami, HTA’s portfolio will increase to approximately 753 thousand square feet through the acquisition of three MOBs totaling 113 thousand square feet. The properties are located on campus or in close proximity to the Baptist Health System’s South Miami Hospital and Baptist Hospital of Miami. These properties are approximately 80% occupied and will be immediately managed by HTA’s internal property management and leasing platform.
HTA expects to close on its previously announced acquisition in Baltimore by the end of the second quarter, subject to customary closing conditions. The contemplated acquisition in Baltimore is for the Johnston Professional Building, an on-campus MOB attached to the MedStar Memorial Union hospital. This MOB totals 79 thousand square feet and features significant hospital tenancy including its nationally recognized orthopedic program.
Following these transactions, HTA will have pro forma leverage of approximately 33% of enterprise value, based on March 31, 2014 information and HTA’s closing share price as of June 6, 2014. In addition to the purchase price, HTA expects to invest up to $7 million in capital improvements in the first year of the acquisition.
About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE:HTA), a publicly traded real estate investment trust, is a full-service real estate company focused on acquiring, owning and operating high-quality medical office buildings that are predominantly located on or aligned with campuses of nationally or regionally recognized healthcare systems in the U.S. Since its formation in 2006, HTA has invested approximately $3.2 billion to build a portfolio of properties that is comprised of approximately 14.5 million square feet of gross leasable area located in 27 states. It operates its properties through regional offices in Scottsdale, Albany, Atlanta, Boston, Charleston, Dallas, Indianapolis, and Pittsburgh.
For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

FORWARD-LOOKING LANGUAGE
This press release contains certain forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about HTA, stockholder value and earnings growth.
The forward-looking statements included in this press release are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond HTA’s control. Although HTA believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, HTA’s actual results and performance could differ materially and in adverse ways from those set forth in the forward-looking statements. Factors which could have a material adverse effect on HTA’s operations and future prospects include, but are not limited to:
•  changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;
•  competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;
•  economic fluctuations in certain states in which HTA’s property investments are geographically concentrated;
•  retention of HTA’s senior management team;
•  financial stability and solvency of HTA’s tenants;
•  supply and demand for operating properties in the market areas in which HTA operates;
•  HTA’s ability to acquire real properties, and to successfully operate those properties once acquired;
•  changes in property taxes;
•  legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;
•  fluctuations in reimbursements from third party payors such as Medicare and Medicaid;
•  changes in interest rates;
•  the availability of capital and financing;
•  restrictive covenants in HTA’s credit facilities;
•  changes in HTA’s credit ratings;
•  HTA’s ability to remain qualified as a REIT;
•  changes in accounting principles generally accepted in the United States of America, policies and guidelines applicable to REITs; and
•  the risk factors set forth in HTA’s 2013 Annual Report on Form 10-K for the year ended December 31, 2013 and in HTA’s Quarterly Reports on Form 10-Q.
Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, HTA undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, HTA.